Exhibit 99.1
FOR IMMEDIATE RELEASE

Investor Contact:	Aida Orphan	Media Contact:	Kelly Mason
	Levi Strauss & Co.		Levi Strauss & Co.
	(415) 501-6194		(415) 501-7777
	Investor-relations@levi.com		newsmediarequests@levi.com
LEVI STRAUSS & CO. REPORTS FIRST-QUARTER 2020 EARNINGS
First-Quarter Reported Revenues of $1.5 Billion, Up 5%; Constant-Currency Revenues Up 6%
First-Quarter Diluted EPS was $0.37; Adjusted Diluted EPS was $0.40
Cash at Quarter End of $0.9 Billion and Total Available Liquidity of $1.8 Billion
Announces Second Quarter Dividend of $0.08 per Share
Due to Uncertainty Related to COVID-19, Company Withdraws Prior Annual Guidance
SAN FRANCISCO (April 7, 2020) – Levi Strauss & Co. (NYSE: LEVI) today announced financial results for the first quarter ended February 23, 2020. Due to the timing of the company’s fiscal year end, the company's first fiscal quarter of 2020 included the benefit of the calendar 2019 Black Friday week. However, the mid-quarter outbreak of COVID-19 adversely impacted the company’s first quarter net revenues in Asia by an estimated $20 million.
First-Quarter 2020 Highlights

•
Net revenues growth of five percent on a reported basis, six percent in constant-currency; Black Friday benefited the year-over-year net revenues growth comparison by about three percentage points on both a reported and constant-currency basis; adverse impact of COVID-19 and the continuing unrest in Hong Kong was estimated to be approximately two percentage points

•
Gross margin increased 110 basis points on a reported basis to 55.7 percent, the company's highest quarterly gross margin in its recent history, reflecting the benefit of price increases, direct-to-consumer and international sales growth, and a reduction in sales to the off-price channel; currency impact to the gross margin comparison was insignificant

•	Net income up four percent, and Adjusted net income up eight percent, primarily due to lower income tax rate, offset in part by the timing of advertising and other administrative costs

•
Adjusted EBIT decreased eight percent on a reported basis and seven percent in constant-currency; adverse impact of COVID-19 was approximately $10 million; Adjusted EBIT margin of approximately 13 percent declined compared to the first quarter of 2019 on both reported and constant-currency bases, reflecting an expected shift in the timing of advertising and other administrative costs, as well as an adverse impact of COVID-19, partially offset by the benefit of Black Friday

•	Adjusted diluted EPS rose 2 cents to $0.40, despite adverse impacts of COVID-19 of $0.02, higher share count of $0.01, and unfavorable currency effects of $0.01

•	Total inventories down seven percent compared to a year prior reflecting inventory efficiency
“Our first quarter results underscore the strength of the Levi’s brand and the efficacy of our strategies to diversify our business, both of which will be crucial to coming out of the current crisis stronger than ever,” said Chip Bergh, president and chief executive officer of Levi Strauss & Co. “As this human and economic tragedy unfolds globally over the coming months, we are taking swift and decisive action that will ensure we remain a winner in our industry. The Levi’s brand has never been stronger, our balance sheet is solid and we have an experienced leadership team that is not afraid to take action that will help us not only weather this crisis, but transform our business for the better. This company has endured for 167 years and successfully made it through everything from two world wars, the Great Depression, earthquakes, fires and the 1918 Flu Pandemic, all while remaining true to our values. I believe the true character of a company is shown in a time of crisis, and as we have in the past, we will navigate this one by leveraging our strengths and seizing opportunities that will help us continue to thrive over the long-term."

"Significant gross margin expansion, lower inventory and higher earnings all contributed to strong financial performance in the first quarter of 2020,” said Harmit Singh, executive vice president and chief financial officer of Levi Strauss & Co. “In the short term we are reducing costs and capital spend while managing inventory and gross margins. We've built a healthy balance sheet that provides us significant liquidity to both weather the storm in the near term and emerge from this stronger, with our long-term growth algorithm intact.”
COVID-19 Update
In the first quarter of 2020, prior to COVID-19 leading to store closures in mid-January, the company’s net revenues growth in mainland China was double digits. At the end of the quarter, nearly all company-operated owned and franchisee doors in mainland China were closed. Currently, all company-operated doors and all but six franchisee doors have reopened in mainland China, including the company's beacon store in Wuhan. Additionally, the company is in the process of converting stores in Guangzhou and Chengdu from franchise to company-operated. While traffic and sales remain down to prior year, weekly sales performance is sequentially improving, with digital sales in the market trending towards year-over-year growth.
Since mid-March, in response to the pandemic, the company has temporarily closed all its doors, both company-operated and franchise, in the Americas and Europe, as well as most doors in Asia outside greater China, Korea and Japan. Accordingly, the adverse impact to the company’s second-quarter net revenues, earnings and cash flows is expected to be materially significant.
First-Quarter Total Company Overview

	Three Months Ended		Increase (Decrease) As Reported
($ millions, except per-share amounts)	February 23, 2020	February 24, 2019
Net revenues	$1,506	$1,435	5%
Net income	$153	$147	4%
Adjusted net income	$162	$151	8%
Adjusted EBIT	$189	$206	(8)%
Diluted earnings per share*	$0.37	$0.37	—
Adjusted diluted earnings per share*	$0.40	$0.38	2 ¢
*Note: per share increase (decrease) compared to prior year displayed in cents

•
Net revenues grew five percent on a reported basis, and six percent on a constant-currency basis excluding $11 million in unfavorable currency effects. Net revenues growth was partially offset by an estimated approximate $20 million adverse impact of store closures and reduced traffic during the last six weeks of the first quarter resulting from the outbreak of COVID-19 in China. The company's direct-to-consumer net revenues grew by 13 percent on a constant-currency basis in the first quarter, with Black Friday in the current year benefiting the year-over-year direct-to-consumer net revenues growth comparison by about seven percentage points, and total company revenues by three percentage points. The remainder of the direct-to-consumer growth was due to expansion and performance of the retail network and e-commerce growth. Net revenues from the company's wholesale business grew one percent on a constant-currency basis, reflecting growth in Europe and Asia partially offset by a decline in the Americas. Net revenues from tops grew five percent, bottoms grew four percent, women’s grew 12 percent and men’s grew two percent, all in constant-currency.

•
Gross profit of $839 million rose seven percent on a reported basis from $783 million in the same quarter in the prior year. Gross margin was 55.7 percent of net revenues, up 110 basis-points compared with 54.6 percent in the same quarter of 2019, primarily reflecting the benefit of price increases, higher direct-to-consumer and international sales, including the benefit of Black Friday falling in the 2020 period, and a reduction in sales to the off-price channel. The currency impact to gross margin in the quarter was insignificant.

•
Selling, general and administrative (SG&A) expenses were $661 million on a reported basis, compared with $582 million in the same quarter in the prior year. SG&A as a percentage of net revenues increased 330 basis-points as compared to the first quarter of 2019. Adjusted SG&A for the first quarter was $650 million, compared with $577 million in the same quarter in the prior year, and Adjusted SG&A as a percentage of net revenues increased 300 basis points, as compared to the first quarter of 2019. The increase in SG&A and Adjusted SG&A reflects the higher advertising dollars the company anticipated on its prior earnings call, to bring a larger portion of the annual investment into the first half of the year; higher charges for equity-settled incentive compensation awards and the related timing of the associated payroll taxes; and higher SG&A costs reflecting the acquisition of the company’s South American distributor. Collectively, these factors comprised 220 basis points of the increase. The remainder reflected investments related to the continued expansion of the company’s direct to consumer network and implementation of the company’s omni-channel initiatives, as well as the rollout of its global ERP system upgrade.

•	Operating income was $179 million, down eleven percent compared to the same quarter in the prior year on a reported basis, as the higher net revenues were more than offset by the higher SG&A.

•
Adjusted EBIT declined eight percent on a reported basis and seven percent on a constant-currency basis as compared to the same quarter in the prior year, and Adjusted EBIT margin was 12.6 percent, 180 basis-points lower than the same quarter in the prior year on a reported basis. The declines in Adjusted EBIT and Adjusted EBIT margin were entirely due to the advertising timing and higher charges related to equity-settled awards, and an adverse impact of approximately $10 million to Adjusted EBIT from the estimated lost revenue related to the COVID-19 outbreak.

•
Adjusted net income increased $11.5 million as compared to the prior year, despite lower Adjusted EBIT, due to a lower tax rate, primarily attributable to employees exercising stock-based equity awards in the quarter. Unfavorable currency effects adversely impacted the year-over-year Adjusted net income comparison by two percentage points.

•
Adjusted diluted earnings per share grew to $0.40 compared to $0.38 for the same prior-year period, despite adverse impacts to the year-over-year Adjusted diluted earnings per share comparison of $0.02 from COVID-19, $0.01 from the increase in the company's share count resulting from its IPO and $0.01 from unfavorable currency effects.

Additional information regarding Adjusted SG&A, Adjusted EBIT, Adjusted EBIT margin, Adjusted net income and Adjusted diluted earnings per share, as well as amounts presented above on a constant-currency basis, all of which are non-GAAP financial measures, is provided at the end of this press release.

First-Quarter Regional Overview
Reported regional net revenues and operating income for the quarter are set forth in the table below:

	Net Revenues			Operating Income *
	Three Months Ended		% Increase (Decrease)	Three Months Ended		% Increase (Decrease)
($ millions)	February 23, 2020	February 24, 2019		February 23, 2020	February 24, 2019
Americas	$746	$717	4%	$124	$124	—%
Europe	$513	$465	10%	$132	$122	9%
Asia	$248	$253	(2)%	$33	$43	(24)%
* Note: Regional operating income is equal to regional Adjusted EBIT.

•
In the Americas, net revenues grew four percent on both a reported and on a constant-currency basis, as strong direct-to-consumer growth was partially offset by an anticipated decline in wholesale. The region's direct-to-consumer net revenues grew 22 percent on a reported basis; the Black Friday benefit in the current year favorably impacted the year-over-year direct-to-consumer net revenues growth comparison by about 12 percentage points, and the total region’s net revenues growth comparison by about four percentage points. The region's wholesale net revenues declined five percent on a reported basis; U.S. wholesale net revenues declined six percent, primarily reflecting reduced shipments to the off-price channel in 2020, which adversely impacted year-over-year wholesale net revenues growth comparisons by about two percentage points, the continued softening of the overall wholesale environment, and high-single-digit U.S. wholesale growth in the same quarter in the prior year. Operating income for the region was flat on both a reported and constant-currency basis, as the higher net revenues were offset primarily by the earlier timing of advertising spend.

•
In Europe, net revenues grew 10 percent on a reported basis and 13 percent on a constant-currency basis, reflecting continued broad-based growth in both direct-to-consumer and wholesale channels across the region. The Black Friday benefit in the current year favorably impacted the total region’s year-over-year net revenues growth comparison by about two percentage points. The region's operating income grew nine percent on a reported basis and 12 percent on a constant-currency basis, in line with revenue growth.

•
In Asia, net revenues decreased two percent on a reported basis and one percent on a constant-currency basis, as net revenues growth across most of the region's markets was offset by an estimated $20 million adverse impact of store closures and reduced traffic during the last six weeks of the first quarter resulting from the COVID-19 outbreak, which was primarily concentrated in mainland China but also impacted Hong Kong and north Asia. The COVID-19 impact in combination with the political unrest in Hong Kong prior to the outbreak collectively adversely impacted the total region’s year-over-year net revenues growth comparison by an estimated 10 percentage points. Asia's operating income declined 24 percent on both a reported and constant-currency basis, reflecting an adverse operating income impact of approximately $10 million from the estimated lost revenue related to COVID-19.

Cash Flow and Balance Sheet

•
Cash and cash equivalents at the end of the first quarter of 2020 of $874 million and short-term investments of $84 million were complemented by $820 million available under the company's revolving credit facility, resulting in a total liquidity position of approximately $1.8 billion. Subsequent to quarter end, the company drew $300 million on its revolving credit facility.

•
Net debt at the end of the first quarter of 2020 was $56 million. The company’s leverage ratio was 1.4 at the end of the first quarter of 2020 as compared to 1.4 at the end of the first quarter of 2019.

•
Cash from operations for the first three months of 2020 increased to $198 million compared to $56 million for the first three months of 2019. An increase in cash from the company's business growth was complemented by lower cash payments for employee incentives, due to the conversion of cash-settled awards to equity-settled awards following the company’s IPO in March 2019.

•
Adjusted free cash flow for the first three months of 2020 was negative $3 million, a decline of $20 million compared to the first three months of 2019, primarily reflecting payments to settle hedging contracts in the current year period as compared to proceeds from settling hedging contracts in the prior year period.

•
Total inventories were down seven percent compared to the corresponding prior-year period, and the composition of inventory was healthy and primarily core product heading into the second quarter of 2020.

•
The company declared and paid dividends of $0.08 per share in the first quarter totaling approximately $32 million; and has declared dividends payable in the second quarter of $0.08 per share, also approximately $32 million, payable in cash on or after May 8, 2020, to the holders of record of the Common Stock at the close of business on April 24, 2020. Collectively, dividends for the first and second quarter of 2020 represent a 16 percent increase compared to the $55 million paid in the first half of 2019. The company will reassess dividend payments for the balance of the year as circumstances evolve.

•
The company has deployed $56 million of its $100 million authorization in repurchasing a sufficient number of shares to offset its 2020 employee stock grant dilution estimate, and accordingly has suspended its share buyback program until further notice.

Additional information regarding net debt, leverage ratio and Adjusted free cash flow, non-GAAP financial measures, is provided at the end of this press release.
Annual Guidance
Given the substantial uncertainty introduced by the global spread of the COVID-19 pandemic and subsequent economic impact, the company has withdrawn all guidance provided on January 30, 2020, and is not providing further guidance at this time.
Investor Conference Call
The company’s first-quarter 2020 investor conference call will be available through a live audio webcast at https://engage.vevent.com/rt/levistraussco/index.jsp?seid=75 on April 7, 2020, at 2 p.m. Pacific / 5 p.m. Eastern or via the following phone numbers: 800-884-6765 in the United States and Canada or +1-973-200-3064 internationally; I.D. No. 8582437. A replay is available the same day on http://www.levistrauss.com/investors/earnings-webcast and will be archived for one quarter. A telephone replay is also available through April 13, 2020, via the following phone numbers: 855-859-2056 in the United States and Canada or +1-404-537-3406 internationally; I.D. No. 8582437.
About Levi Strauss & Co.
Levi Strauss & Co. is one of the world's largest brand-name apparel companies and a global leader in jeanswear. The company designs and markets jeans, casual wear and related accessories for men, women and children under the Levi's®, Dockers®, Signature by Levi Strauss & Co.™, and Denizen® brands. Its products are sold in more than 110 countries worldwide through a combination of chain retailers, department stores, online sites, and a global footprint of approximately 3,200 retail stores and shop-in-shops. Levi Strauss & Co.'s reported 2019 net revenues were $5.8 billion. For more information, go to http://levistrauss.com, and for company news and announcements go to http://investors.levistrauss.com.

Forward Looking Statements
This press release and related conference call contain, in addition to historical information, forward-looking statements, including statements related to the company’s ability to manage its business and liquidity during and after the COVID-19 pandemic, the impact of the COVID-19 pandemic on the company’s results of operations, including net revenues, earnings and cash flows, the company’s ability to reduce costs and capital spending in response to the COVID-19 pandemic, the company’s balance sheet, liquidity and inventory position throughout and following the COVID-19 pandemic, the company’s prospects for financial performance, growth and achievement of its long-term growth algorithm following the COVID-19 pandemic, future dividends and share repurchases, sales performance in China after the COVID-19-related outbreak, and the company’s fiscal 2020 stock grant estimate. The company has based these forward-looking statements on its current assumptions, expectations and projections about future events. Words such as, but not limited to, “believe,” “will,” “so we can,” “when,” “anticipate,” “intend,” “estimate,” “expect,” “project” and similar expressions are used to identify forward-looking statements, although not all forward-looking statements contain these words. These forward-looking statements are necessarily estimates reflecting the best judgment of senior management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Investors should consider the information contained in the company's filings with the U.S. Securities and Exchange Commission (SEC), including its Annual Report on Form 10-K for 2019, and its Quarterly Report on Form 10-Q for the quarter ended February 23, 2020, especially in the “Management's Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections. Other unknown or unpredictable factors also could have material adverse effects on future results, performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this press release and related conference call may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated or, if no date is stated, as of the date of this press release and related conference call. The company is not under any obligation and does not intend to update or revise any of the forward-looking statements contained in this press release and related conference call to reflect circumstances existing after the date of this press release and related conference call or to reflect the occurrence of future events, even if such circumstances or future events make it clear that any expected results expressed or implied by those forward-looking statements will not be realized.
Non-GAAP Financial Measures
The company reports its financial results in accordance with generally accepted accounting principles in the United States (GAAP) and the rules of the SEC. To supplement its financial statements prepared and presented in accordance with GAAP, the company uses certain non-GAAP financial measures, such as Adjusted SG&A, Adjusted EBIT (both reported and on a constant-currency basis), Adjusted EBIT margin (both reported and on a constant-currency basis), Adjusted net income (both reported and on a constant-currency basis), Adjusted diluted earnings per share (both reported and on a constant-currency basis), constant-currency net revenues, net debt, leverage ratio, and Adjusted free cash flow, to provide investors with additional useful information about its financial performance, to enhance the overall understanding of its past performance and future prospects and to allow for greater transparency with respect to important metrics used by management for financial and operating decision-making. The company presents these non-GAAP financial measures to assist investors in seeing its financial performance from management's view and because it believes they provide an additional tool for investors to use in computing the company's core financial performance over multiple periods with other companies in its industry. The tables found below present Adjusted SG&A, Adjusted EBIT (both reported and on a constant-currency basis), Adjusted EBIT margin (both reported and on a constant-currency basis), Adjusted net income (both reported and on a constant-currency basis), Adjusted diluted earnings per share (both reported and on a constant-currency basis), constant-currency net revenues, net debt, leverage ratio, and Adjusted free cash flow, and corresponding reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with GAAP. Non-GAAP financial measures have limitations in their usefulness to investors because they have no standardized meaning prescribed by GAAP and are not prepared under any comprehensive set of accounting rules or principles. Certain items that may be excluded or included in non-GAAP financial measures may be significant items that could impact the company’s financial position, results of operations and cash flows and should therefore be considered in assessing the company’s actual financial condition and performance. Non-GAAP financial measures are subject to inherent limitations as they reflect the exercise of judgment by management in determining how they are formulated. Some specific limitations include but are not limited to, the fact that such non-GAAP financial measures: (a) do not reflect cash outlays for capital expenditures, contractual commitments or liabilities including pension obligations, post-retirement health benefit obligations and income tax liabilities; (b) do not reflect changes in, or cash requirements for, working capital requirements; and (c) do not reflect the interest expense, or the cash requirements necessary to service interest or principal payments, on indebtedness. In addition, non-GAAP financial measures may be calculated differently from, and therefore may not be directly comparable to, similarly titled measures used by other companies. As a result, non-GAAP financial measures should be viewed as supplementing, and not as an alternative or substitute for, the company's financial results prepared in accordance with GAAP. The company urges investors to review the reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures included in this press release, and not to rely on any single financial measure to evaluate its business. See “RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES” below for reconciliation to the most comparable GAAP financial measures.
Constant-currency
The company reports certain operating results on a constant-currency basis in order to facilitate period-to-period comparisons of its results without regard to the impact of fluctuating foreign currency exchange rates. The term foreign currency exchange rates refers to the exchange rates used to translate the company's operating results for all countries where the functional currency is not the U.S. Dollar into U.S. Dollars. Because the company is a global company, foreign currency exchange rates used for translation may have a significant effect on its reported results. In general, the company's financial results are affected positively by a weaker U.S. Dollar and are affected negatively by a stronger U.S. Dollar as compared to the foreign currencies in which it conducts its business. References to operating results on a constant-currency basis mean operating results without the impact of foreign currency exchange rate fluctuations.
The company believes disclosure of constant-currency results is helpful to investors because it facilitates period-to-period comparisons of its results by increasing the transparency of the underlying performance by excluding the impact of fluctuating foreign currency exchange rates. However, constant-currency results are non-GAAP financial measures and are not meant to be considered as an alternative or substitute for comparable measures prepared in accordance with GAAP. Constant-currency results have no standardized meaning prescribed by GAAP, are not prepared under any comprehensive set of accounting rules or principles and should be read in conjunction with the company's consolidated financial statements prepared in accordance with GAAP. Constant-currency results have limitations in their usefulness to investors and may be calculated differently from, and therefore may not be directly comparable to, similarly titled measures used by other companies.
The company calculates constant-currency amounts by translating local currency amounts in the prior-year period at actual foreign exchange rates for the current period. Constant-currency results do not eliminate the transaction currency impact, which primarily include the realized and unrealized gains and losses recognized from the measurement and remeasurement of purchases and sales of products in a currency other than the functional currency. Additionally, gross margin is impacted by gains and losses related to the procurement of inventory, primarily products sourced in EUR and USD, by our global sourcing organization on behalf of our foreign subsidiaries.
Source: Levi Strauss & Co. Investor Relations
# # #

LEVI STRAUSS & CO. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	(Unaudited)
	February 23, 2020	November 24, 2019
	(Dollars in thousands)
ASSETS
Current Assets:
Cash and cash equivalents	$873,564	$934,237
Short-term investments in marketable securities	83,978	80,741
Trade receivables, net of allowance for doubtful accounts of $5,835 and $6,172	709,989	782,846
Inventories:
Raw materials	5,152	4,929
Work-in-process	3,683	3,319
Finished goods	845,866	875,944
Total inventories	854,701	884,192
Other current assets	222,767	188,170
Total current assets	2,744,999	2,870,186
Property, plant and equipment, net of accumulated depreciation of $1,073,020 and $1,054,267	460,679	529,558
Goodwill	259,534	235,788
Other intangible assets, net	50,761	42,782
Deferred tax assets, net	416,390	407,905
Operating lease right-of-use assets, net (Note 1)	1,026,486	—
Other non-current assets	156,394	146,199
Total assets	$5,115,243	$4,232,418

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Short-term debt	$19,341	$7,621
Accounts payable	304,207	360,324
Accrued salaries, wages and employee benefits	186,233	223,374
Accrued interest payable	15,911	5,350
Accrued income taxes	32,994	24,050
Accrued sales returns and allowances (Note 1)	185,830	171,113
Short-term operating lease liability (Note 1)	212,504	—
Other accrued liabilities (Note 1)	334,491	375,372
Total current liabilities	1,291,511	1,167,204
Long-term debt	994,392	1,006,745
Postretirement medical benefits	62,178	64,006
Pension liability	179,965	193,214
Long-term employee related benefits	94,597	84,957
Long-term income tax liabilities	10,823	10,486
Long-term operating lease liability (Note 1)	850,429	—
Other long-term liabilities	36,519	134,249
Total liabilities	3,520,414	2,660,861
Commitments and contingencies

Stockholders’ Equity:
Levi Strauss & Co. stockholders’ equity
Common stock — $.001 par value; 1,200,000,000 Class A shares authorized, 63,991,842 shares and 53,079,235 shares issued and outstanding as of February 23, 2020 and November 24, 2019, respectively; and 422,000,000 Class B shares authorized, 335,136,502 shares and 340,674,741 shares issued and outstanding, as of February 23, 2020 and November 24, 2019, respectively	399	394
Additional paid-in capital	601,976	657,659
Accumulated other comprehensive loss	(452,734)	(404,986)
Retained earnings	1,445,188	1,310,464
Total Levi Strauss & Co. stockholders’ equity	1,594,829	1,563,531
Noncontrolling interest	—	8,026
Total stockholders’ equity	1,594,829	1,571,557
Total liabilities and stockholders’ equity	$5,115,243	$4,232,418
The notes accompanying our consolidated financial statements in our Form 10-Q are an integral part of these consolidated financial statements.

LEVI STRAUSS & CO. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended
	February 23, 2020	February 24, 2019
	(Dollars in thousands, except per share amounts) (Unaudited)
Net revenues	$1,506,126	$1,434,458
Cost of goods sold	666,799	651,650
Gross profit	839,327	782,808
Selling, general and administrative expenses	660,545	581,896
Operating income	178,782	200,912
Interest expense	(16,654)	(17,544)
Other income (expense), net	2,700	(1,646)
Income before income taxes	164,828	181,722
Income tax expense	12,139	35,271
Net income	152,689	146,451
Net loss attributable to noncontrolling interest	—	126
Net income attributable to Levi Strauss & Co.	$152,689	$146,577
Earnings per common share attributable to common stockholders:
Basic	$0.39	$0.39
Diluted	$0.37	$0.37
Weighted-average common shares outstanding:
Basic	396,216,057	377,077,111
Diluted	410,068,373	393,234,825

The notes accompanying our consolidated financial statements in our Form 10-Q are an integral part of these consolidated financial statements.

LEVI STRAUSS & CO. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

	Three Months Ended
	February 23, 2020	February 24, 2019
	(Dollars in thousands) (Unaudited)
Net income	$152,689	$146,451
Other comprehensive income, before related income taxes:
Pension and postretirement benefits	3,591	3,422
Derivative instruments	15,405	1,737
Foreign currency translation losses	(8,133)	4,086
Unrealized gains on marketable securities	1,556	890
Total other comprehensive income, before related income taxes	12,419	10,135
Income taxes expense related to items of other comprehensive income	(5,723)	(1,741)
Comprehensive income, net of income taxes	159,385	154,845
Comprehensive loss (income) attributable to noncontrolling interest	—	(54)
Comprehensive income attributable to Levi Strauss & Co.	$159,385	$154,791

The notes accompanying our consolidated financial statements in our Form 10-Q are an integral part of these consolidated financial statements.

LEVI STRAUSS & CO. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

	Levi Strauss & Co. Stockholders
	Class A & Class B Common Stock	Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive (Loss)/Income	Noncontrolling Interest	Total Stockholders' Equity
	(Dollars in thousands) (Unaudited)
Balance at November 25, 2018	$376	$—	$1,084,321	$(424,584)	$7,346	$667,459
Net income (loss)	—	—	146,577	—	(126)	146,451
Other comprehensive income, net of tax	—	—	—	8,214	180	8,394
Stock-based compensation and dividends, net	—	1,497	—	—	—	1,497
Reclassification to temporary equity	—	(506)	(23,339)	—	—	(23,845)
Repurchase of common stock	—	(165)	(2,923)	—	—	(3,088)
Shares surrendered for tax withholdings on equity award exercises	—	(826)	—	—	—	(826)
Cash dividends declared ($0.29 per share)	—	—	(110,000)	—	—	(110,000)
Balance at February 24, 2019	$376	$—	$1,094,636	$(416,370)	$7,400	$686,042

Balance at November 24, 2019	$394	$657,659	$1,310,464	$(404,986)	$8,026	$1,571,557
Net income (loss)	—	—	152,689	—	—	152,689
Other comprehensive income, net of tax	—	—	—	6,696	—	6,696
Stock-based compensation and dividends, net	5	17,530	—	—	—	17,535
Employee stock purchase plan	—	2,030	—	—	—	2,030
Repurchase of common stock	—	—	(37,071)	—	—	(37,071)
Shares surrendered for tax withholdings on equity award exercises	—	(75,243)	—	—	—	(75,243)
Changes in ownership of noncontrolling interest	—	—	(8,672)	—	(8,026)	(16,698)
Cumulative effect of the adoption of new accounting standards	—	—	59,708	(54,444)	—	5,264
Cash dividends declared ($0.08 per share)	—	—	(31,930)	—	—	(31,930)
Balance at February 23, 2020	$399	$601,976	$1,445,188	$(452,734)	$—	$1,594,829

The notes accompanying our consolidated financial statements in our Form 10-Q are an integral part of these consolidated financial statements.

LEVI STRAUSS & CO. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended
	February 23, 2020	February 24, 2019
	(Dollars in thousands) (Unaudited)
Cash Flows from Operating Activities:
Net income	$152,689	$146,451
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	35,974	28,559
Unrealized foreign exchange (gains) losses	(2,629)	9,046
Realized loss (gain) on settlement of forward foreign exchange contracts not designated for hedge accounting	1,988	(4,618)
Employee benefit plans’ amortization from accumulated other comprehensive loss and settlement loss	3,591	3,422
Stock-based compensation	17,535	1,497
Other, net	2,320	(413)
(Benefit from) provision for deferred income taxes	(15,818)	(795)
Change in operating assets and liabilities, net of effect of acquisition:
Trade receivables	67,767	69,672
Inventories	41,247	(48,120)
Other current assets	(9,688)	(6,162)
Other non-current assets	(9,108)	(2,251)
Accounts payable, accrued liabilities, and operating leases, net of right-of-use assets	(51,290)	(48,045)
Income tax liabilities	9,115	19,496
Accrued salaries, wages and employee benefits and long-term employee related benefits	(40,527)	(110,338)
Other long-term liabilities	(5,283)	(1,579)
Net cash provided by operating activities	197,883	55,822
Cash Flows from Investing Activities:
Purchases of property, plant and equipment	(44,424)	(36,149)
Payments for business acquisition	(52,201)	—
(Payments) proceeds on settlement of forward foreign exchange contracts not designated for hedge accounting	(19,326)	55,818
Payments to acquire short-term investments	(30,121)	(99,880)
Proceeds from sale, maturity and collection of short-term investments	26,791	—
Net cash used for investing activities	(119,281)	(80,211)
Cash Flows from Financing Activities:
Proceeds from short-term credit facilities	3,419	13,442
Repayments of short-term credit facilities	(3,878)	(12,556)
Other short-term borrowings, net	12,480	(9,422)
Proceeds from employee stock purchase plan	2,030	—
Repurchase of common stock	(30,074)	(3,088)
Repurchase of shares surrendered for tax withholdings on equity award exercises	(75,242)	(826)
Payments to noncontrolling interests	(14,825)	—
Dividend to stockholders	(31,930)	(55,000)
Other financing, net	—	(296)
Net cash used for financing activities	(138,020)	(67,746)
Effect of exchange rate changes on cash and cash equivalents and restricted cash	(1,270)	952
Net decrease in cash and cash equivalents and restricted cash	(60,688)	(91,183)
Beginning cash and cash equivalents, and restricted cash	934,753	713,698
Ending cash and cash equivalents, and restricted cash	874,065	622,515
Less: Ending restricted cash	(501)	(581)
Ending cash and cash equivalents	$873,564	$621,934

Noncash Investing and Financing Activity:
Property, plant and equipment acquired and not yet paid at end of period	$12,089	$10,513
Property, plant and equipment additions due to build-to-suit lease transactions	—	7,842
Realized (gain) loss on foreign currency contracts not yet settled at end of period	(17,338)	51,200
Repurchase of common stock not yet settled at end of period	6,997	—
Supplemental disclosure of cash flow information:
Cash paid for interest during the period	$818	$2,778
Cash paid for income taxes during the period, net of refunds	19,636	17,157
The notes accompanying our consolidated financial statements in our Form 10-Q are an integral part of these consolidated financial statements.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
FOR THE FIRST QUARTER OF 2020
The following information relates to non-GAAP financial measures, and should be read in conjunction with the investor call held on April 7, 2020, discussing the company’s financial condition and results of operations as of and for the quarter ended February 23, 2020. Adjusted SG&A, Adjusted EBIT, Adjusted net income, Adjusted diluted earnings per share, net debt, Adjusted free cash flow, constant-currency net revenues, constant-currency Adjusted EBIT and leverage ratio are not financial measures prepared in accordance with GAAP. As used in this press release: (1) Adjusted SG&A represents SG&A excluding changes in fair value on cash-settled stock-based compensation, and restructuring and related charges, severance and other, net; (2) Adjusted EBIT represents net income plus income tax expense, interest expense, other (income) expense, net, underwriter commission paid on behalf of selling stockholders, charges related to the transition to being a public company, impact of changes in fair value on cash-settled stock based compensation, and restructuring and related charges, severance and other, net and Adjusted EBITDA represents Adjusted EBIT excluding depreciation and amortization expense; (3) Adjusted net income represents net income excluding impact of changes in fair value on cash-settled stock-based compensation, restructuring and related charges, severance and other, net, and tax impact of adjustments; (4) Adjusted diluted earnings per share represents Adjusted net income per weighted-average number of diluted common shares; (5) net debt represents total debt, excluding capital leases, less cash and cash equivalents and short-term investments in marketable securities; (6) leverage ratio represents total debt, excluding capital leases, divided by the last twelve months of Adjusted EBITDA; (7) Adjusted free cash flow represents cash from operating activities less purchases of property, plant and equipment, plus proceeds (less payments) on settlement of forward foreign exchange contracts not designated for hedge accounting, less repurchase of common stock including shares surrendered for tax withholdings on equity award exercises, and cash dividends to stockholders; (8) constant-currency net revenues represents net revenues without the impact of foreign currency exchange rate fluctuations; (9) constant-currency Adjusted EBIT represents Adjusted EBIT without the impact of foreign currency exchange rate fluctuations; and (10) constant-currency Adjusted net income represents Adjusted net income without the impact of foreign currency exchange rate fluctuations and constant-currency Adjusted diluted earnings per share represents Adjusted diluted earnings per share without the impact of foreign currency exchange rate fluctuations.

Adjusted SG&A:

	Three Months Ended
	February 23, 2020	February 24, 2019
	(Dollars in millions)
	(Unaudited)
Most comparable GAAP measure:
Selling, general and administrative expenses	$660.5	$581.9

Non-GAAP measure:
Selling, general and administrative expenses	$660.5	$581.9
Impact of changes in fair value on cash-settled stock-based compensation(1)	(4.9)	(5.3)
Restructuring and related charges, severance and other, net(2)	(5.6)	(0.1)
Adjusted SG&A	$650.0	$576.5
_____________

(1)
Includes the impact of changes in fair value of Class B common stock following the grant date on awards that were granted as cash-settled and subsequently replaced with stock-settled awards concurrent with the IPO.

(2)
Restructuring and related charges, severance and other, net include transaction and deal related costs, including initial acquisition and integration costs and amortization of acquired intangible assets.

Adjusted EBIT and Adjusted EBITDA:

	Three Months Ended		Twelve Months Ended
	February 23, 2020	February 24, 2019	February 23, 2020	February 24, 2019
	(Dollars in millions)
	(Unaudited)
Most comparable GAAP measure:
Net income	$152.7	$146.5	$401.2	$450.4

Non-GAAP measure:
Net income	$152.7	$146.5	$401.2	$450.4
Income tax expense	12.1	35.3	59.4	82.5
Interest expense	16.7	17.5	65.4	57.3
Other (income) expense, net	(2.7)	1.6	(6.3)	(23.7)
Underwriter commission paid on behalf of selling stockholders	—	—	24.9	—
Charges related to the transition to being a public company	—	—	3.5	0.1
Impact of changes in fair value on cash-settled stock-based compensation(1)	4.9	5.3	33.7	44.3
Restructuring and related charges, severance and other, net(2)	5.6	0.1	11.8	4.9
Adjusted EBIT	$189.3	$206.3	$593.6	$615.8
Adjusted EBIT margin	12.6%	14.4%

Depreciation and amortization(3)	34.7	28.6	130.0	116.0
Adjusted EBITDA	$224.0	$234.9	$723.6	$731.8
_____________

(1)
Includes the impact of changes in fair value of Class B common stock following the grant date on awards that were granted as cash-settled and subsequently replaced with stock-settled awards concurrent with the IPO.

(2)
Restructuring and related charges, severance and other, net include transaction and deal related costs, including initial acquisition and integration costs and amortization of acquired intangible assets.

(3)	Depreciation and amortization amount net of amortization of acquired intangible assets included in Restructuring and related charges, severance and other, net.

Adjusted Net Income and Adjusted Diluted Earnings per Share:

	Three Months Ended
	February 23, 2020	February 24, 2019
	(Dollars in millions, except per share amounts)
	(Unaudited)
Most comparable GAAP measure:
Net income	$152.7	$146.5

Non-GAAP measure:
Net income	$152.7	$146.5
Impact of changes in fair value on cash-settled stock-based compensation(1)	4.9	5.3
Restructuring and related charges, severance and other, net(2)	5.6	0.1
Tax impact of adjustments	(0.8)	(1.0)
Adjusted net income	$162.4	$150.9

Adjusted net income margin	10.8%	10.5%
Adjusted diluted earnings per share	$0.40	$0.38
_____________

(1)
Includes the impact of changes in fair value of Class B common stock following the grant date on awards that were granted as cash-settled and subsequently replaced with stock-settled awards concurrent with the IPO.

(2)
Restructuring and related charges, severance and other, net include transaction and deal related costs, including initial acquisition and integration costs and amortization of acquired intangible assets.

Net debt and Leverage Ratio:

	February 23, 2020	November 24, 2019
	(Dollars in millions)
	(Unaudited)
Most comparable GAAP measure:
Total debt, excluding capital leases	$1,013.7	$1,014.4

Non-GAAP measure:
Total debt, excluding capital leases	$1,013.7	$1,014.4
Cash and cash equivalents	(873.6)	(934.2)
Short-term investments in marketable securities	(84.0)	(80.7)
Net debt	$56.1	$(0.5)

	February 23, 2020	February 24, 2019
	(Dollars in millions)
	(Unaudited)
Total debt, excluding capital leases	$1,013.7	$1,041.1
Last Twelve Months Adjusted EBITDA(1)	$723.6	$731.8
Leverage ratio	1.4	1.4

_____________

(1)	Last Twelve Months Adjusted EBITDA is reconciled from net income which is the most comparable GAAP measure. Refer to Adjusted EBIT and Adjusted EBITDA table for more information.

Adjusted Free Cash Flow:

	Three Months Ended
	February 23, 2020	February 24, 2019
	(Dollars in millions)
	(Unaudited)
Most comparable GAAP measure:
Net cash provided by operating activities	$197.9	$55.8

Non-GAAP measure:
Net cash provided by operating activities	$197.9	$55.8
Purchases of property, plant and equipment	(44.4)	(36.1)
(Payments) proceeds on settlement of forward foreign exchange contracts not designated for hedge accounting	(19.3)	55.8
Repurchase of common stock	(30.1)	(3.1)
Repurchase of shares surrendered for tax withholdings on equity award exercises	(75.2)	(0.8)
Dividend to stockholders	(31.9)	(55.0)
Adjusted free cash flow	$(3.0)	$16.6

Constant-currency Net Revenues:

	Three Months Ended
	February 23, 2020	February 24, 2019	% Increase (Decrease)
	(Dollars in millions)
	(Unaudited)
Total revenues
As reported	$1,506.1	$1,434.5	5.0%
Impact of foreign currency exchange rates	—	(10.9)	*
Constant-currency net revenues	$1,506.1	$1,423.6	5.8%

Americas
As reported	$745.6	$717.3	3.9%
Impact of foreign currency exchange rates	—	1.5	*
Constant-currency net revenues - Americas	$745.6	$718.8	3.7%

Europe
As reported	$512.9	$464.7	10.4%
Impact of foreign currency exchange rates	—	(10.4)	*
Constant-currency net revenues - Europe	$512.9	$454.3	12.9%

Asia
As reported	$247.6	$252.5	(1.9)%
Impact of foreign currency exchange rates	—	(2.0)	*
Constant-currency net revenues - Asia	$247.6	$250.5	(1.2)%
___________
* Not meaningful

Constant-currency Adjusted EBIT:

	Three Months Ended
	February 23, 2020	February 24, 2019	% Increase
	(Dollars in millions)
	(Unaudited)
Adjusted EBIT(1)	$189.3	$206.3	(8.2)%
Impact of foreign currency exchange rates	—	(2.9)	*
Constant-currency Adjusted EBIT	$189.3	$203.4	(6.9)%
Constant-currency Adjusted EBIT margin(2)	12.6%	14.3%
_____________

(1)	Adjusted EBIT is reconciled from net income which is the most comparable GAAP measure. Refer to Adjusted EBIT and Adjusted EBITDA table for more information.
(2)    We define constant-currency Adjusted EBIT margin as constant-currency Adjusted EBIT as a percentage of constant-currency net revenues.
* Not meaningful

Constant-Currency Adjusted Net Income and Adjusted Diluted Earnings per Share:

	Three Months Ended
	February 23, 2020	February 24, 2019	% Increase
	(Dollars in millions, except per share amounts) (Unaudited)
Adjusted net income(1)	$162.4	$150.9	7.6%
Impact of foreign currency exchange rates	—	(2.6)	*
Constant-currency Adjusted net income	$162.4	$148.3	9.5%

Constant-currency Adjusted net income margin(2)	10.8%	10.4%

Adjusted diluted earnings per share	$0.40	$0.38	5.3%
Impact of foreign currency exchange rates	—	(0.01)	*
Constant-currency Adjusted diluted earnings per share	$0.40	$0.37	8.1%
_____________
(1)    Adjusted net income is reconciled from net income which is the most comparable GAAP measure. Refer to Adjusted net income table for more information.
(2)    We define constant-currency Adjusted net income margin as constant-currency Adjusted net income as a percentage of constant-currency net revenues.
* Not meaningful